SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lionbridge Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders, which will be held on May 29, 2008, at 2:00 P.M., at our corporate headquarters located at 1050 Winter Street, Waltham, Massachusetts. The notice of meeting and proxy statement that follow describe the business to be conducted at that meeting.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy ballot in the envelope provided.

For the Board of Directors,

Rory J. Cowan

Chairman, Chief Executive Officer and President

LIONBRIDGE TECHNOLOGIES, INC.

1050 WINTER STREET

WALTHAM, MASSACHUSETTS 02451

(781) 434-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2008

To the Stockholders of Lionbridge Technologies, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge” or the “Company”), will be held at 2:00 P.M, eastern standard time, on Thursday, May 29, 2008, at the Company’s corporate headquarters at 1050 Winter Street, Waltham, Massachusetts 02451, to consider and act upon the following proposals:

1. To elect two members to the Board of Directors to serve for a three-year term as Class III Directors; and

2. To ratify the appointment of PricewaterhouseCoopers LLP as Lionbridge’s independent auditors for the fiscal year ending December 31, 2008.

The Board of Directors has fixed the close of business on March 31, 2008, as the record date for the determination of the Lionbridge stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Properly executed proxies will be voted in accordance with the specifications on the proxy card. A list of stockholders entitled to vote will be available for inspection at the offices of the Company, located at 1050 Winter Street, Waltham, Massachusetts, for a period of ten (10) days prior to the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted FOR approval of the matters set forth in this Notice of Annual Meeting of Stockholders.

By Order of the Board of Directors,

Margaret A. Shukur,

Secretary

Waltham, Massachusetts

April 7, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

PROXY STATEMENT

April 7, 2008

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge” or the “Company”), for use at the Company’s Annual Meeting of Stockholders to be held on Thursday, May 29, 2008 (the “Annual Meeting”) at 2:00 P.M., local time, at the Company’s corporate headquarters at 1050 Winter Street, Waltham, Massachusetts 02451, or at any postponements or adjournments thereof. The purpose of the Annual Meeting is to elect two members to the Board of Directors of the Company to serve for a three-year term as Class III Directors (the “Class III Directors”), and ratify the appointment of PricewaterhouseCoopers LLP as Lionbridge’s independent auditors for the fiscal year ending December 31, 2008.

This Proxy Statement and form of proxy will be mailed to stockholders on or about April 11, 2008.

Only stockholders of record at the close of business on March 31, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, an aggregate of 57,697,472 shares of common stock, $.01 par value per share (the “Common Stock”), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy may be revoked by the person giving it at any time before its exercise by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Lionbridge Technologies, Inc., 1050 Winter Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

In the election of the Class III Directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as Directors, and on all other matters being submitted to stockholders, the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, in person or represented by proxy, and voting on each such matter is required. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies were selected by the Board of Directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. All shares represented by proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the shares represented by proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of Lionbridge’s Common Stock as of March 1, 2008 for (i) each director of Lionbridge, (ii) the Chief Executive Officer of Lionbridge, the Chief Financial Officer of Lionbridge, and each of Lionbridge’s other Executive Officers and (iii) all of the directors and Executive Officers of Lionbridge as a group.

Except as noted below, the address of each person listed on the table is c/o Lionbridge Technologies, Inc., 1050 Winter Street, Waltham, Massachusetts 02451.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding(3)
Rory J. Cowan(4)	4,211,024	7.22%
Edward A. Blechschmidt(5) 202 S. Radnor-Chester Road Villanova, PA 19085	46,200	*
Guy L. de Chazal(6) 68 Wheatley Rd Brookville, NY 11545	94,415	*
Jeffrey H. Goodman(7) 118 Huntington Avenue Boston MA 02116	25,000	*
Paul Kavanagh(8) Royal Mougins GC 7 Hautes Restanques 06250 Mougins, France	151,167	*
Claude P. Sheer(9) 5 Pillsbury Drive Scarborough, ME 04074	59,834	*
Henri Broekmate(10)	211,586	*
Satish Maripuri(11)	510,772
Donald M. Muir(12)	60,000	*
Paula Shannon(13)	499,942	*
Stephen J. Lifshatz(14)	593,744	*
All Executive Officers and directors as a group (11 persons)(15)	6,461,884	11.08%

*	Less than 1% of the outstanding shares of Common Stock.

(1)	The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	Based on 58,344,357 shares of Common Stock outstanding as of March 1, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of Common Stock. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 1, 2008 are deemed outstanding for computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 1,138,522 shares deemed to be beneficially owned by Mr. Cowan pursuant to options exercisable within 60 days of March 1, 2008. Also includes (i) 16,250 shares of Common Stock subject to restrictions on disposition that lapse on February 16, 2009; (ii) 24,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009 and 2010; (iii) 8,750 shares of Common Stock subject to restrictions on disposition that lapse on February 15, 2009; (iv) 48,750 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009, 2010 and 2011; (v) 200,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 25, 2009, 2010, 2011 and 2012 ; and (vi) 200,000 shares of Common Stock are subject to restrictions on disposition that lapse ratably upon achievement of certain performance criteria.

(5)	Includes 45,000 shares deemed to be beneficially owned by Mr. Blechschmidt pursuant to options exercisable within 60 days of March 1, 2008.

(6)	Includes 45,000 shares deemed to be beneficially owned by Mr. de Chazal pursuant to options exercisable within 60 days of March 1, 2008.

(7)	Represents 25,000 shares deemed to be beneficially owned by Mr. Goodman pursuant to options exercisable within 60 days of March 1, 2008.

(8)	Includes 21,500 shares deemed to be beneficially owned by Mr. Kavanagh pursuant to options exercisable within 60 days of March 1, 2008.

(9)	Represents 59,834 shares deemed to be beneficially owned by Mr. Sheer pursuant to options exercisable within 60 days of March 1, 2008.

(10)	Includes 93,358 shares deemed to be beneficially owned by Mr. Broekmate pursuant to options exercisable within 60 days of March 1, 2008. Also includes (i) 3,000 shares of Common Stock subject to restrictions on disposition that lapse on February 16, 2009; (ii) 5,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009 and 2010; (iii) 5,750 shares of Common Stock subject to restrictions on disposition that lapse on February 15, 2009; (iv) 16,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009, 2010 and 2011; and (v) 60,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 25, 2009, 2010, 2011 and 2012.

(11)	Includes 308,749 shares deemed to be beneficially owned by Mr. Maripuri pursuant to options exercisable within 60 days of March 1, 2008. Also includes (i) 10,000 shares of Common Stock subject to restrictions on disposition that lapse on February 16, 2009; (ii) 10,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009 and 2010; (iii) 9,175 shares of Common Stock subject to restrictions on disposition that lapse on February 15, 2009; (iv) 22,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009, 2010 and 2011; and (v) 80,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 25, 2009, 2010, 2011 and 2012.

(12)	Includes 60,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on September 17, 2008, 2009, 2010 and 2011.

(13)	Includes 319,000 shares deemed to be beneficially owned by Ms. Shannon pursuant to options exercisable within 60 days of March 1, 2008. Also includes (i) 4,250 shares of Common Stock subject to restrictions on disposition that lapse on February 16, 2009; (ii) 7,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009 and 2010; (iii) 5,750 shares of Common Stock subject to restrictions on disposition that lapse on February 15, 2009; (iv) 16,500 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009, 2010 and 2011; and (v) 60,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on January 25, 2009, 2010, 2011 and 2012.

(14)	Mr. Lifshatz resigned as Chief Financial Officer on August 24, 2007 and is no longer an Executive Officer of Lionbridge. Includes 469,998 shares deemed to be beneficially owned by Mr. Lifshatz pursuant to options exercisable within 60 days of March 1, 2008. Also includes (i) 10,000 shares of Common Stock subject to restrictions on disposition that lapse on February 16, 2009; (ii) 10,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009 and 2010; and (iii) 15,000 shares of Common Stock subject to restrictions on disposition that lapse ratably on February 15, 2009, 2010 and 2011.

(15)	Includes 2,525,991 shares of Common Stock which the directors and Executive Officers as a group have the right to acquire pursuant to options exercisable within 60 days of March 1, 2008. Also includes 908,675 shares of Common Stock subject to restrictions on disposition that lapse over time.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Lionbridge’s Common Stock as of March 1, 2008 as to the persons and any groups, who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Lionbridge Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock Outstanding(3)
Cadian Capital Management L.L.C.(4) 461 Fifth Avenue New York, NY 10017	3,522,334	6.04%
FMR LLC(5) Edward C. Johnson 82 Devonshire Street Boston, MA 02109	4,536,510	7.78%
Franklin Resources Inc.(6) Charles B. Johnson Rupert H. Johnson, Jr. Franklin Templeton Portfolio Advisors, Inc. One Franklin Parkway San Mateo CA 94403-1906	3,905,196	6.69%
Glenhill Advisors L.L.C., Glenn J. Krevin and Glenhill Capital Management, L.L.C.(7)	5,541,038	9.5%
598 Madison Avenue, 12th Floor New York, NY 10022
Magnetar Capital Partners L.P., Supernova Management L.L.C., and
Alec N. Litowitz(8) 1603 Orrington Avenue, 13th Floor Evanston, IL 60201	3,728,153	6.39%
Rutabaga Capital Management L.L.C.(9) 64 Broad Street, 3rd Floor Boston, MA 02109	7,195,164	12.33%
Tocqueville Asset Management L.P.(10) 40 West 57th Street, 19th Floor New York, NY 10019	3,715,522	6.37%
Wells Fargo & Company(11) 420 Montgomery Street San Francisco, CA 94104	3,900,252	6.68%

(1)	The persons identified in the table possess sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below and subject to applicable community property laws.

(2)	The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(3)	Based on 58,344,357 shares of Common Stock outstanding as of March 1, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares of Common Stock.

(4)	Information obtained from Schedule 13G filed by Cadian Capital Management LLC with the Securities and Exchange Commission on or about February 29, 2008.

(5)	Information obtained from Schedule 13G filed by FMR L.L.C. with the Securities and Exchange Commission on or about February 14, 2008.

(6)	Information obtained from Schedule 13G filed by Franklin Resources, Inc. with the Securities and Exchange Commission on or about January 30, 2008.

(7)	Information obtained from Schedule 13G filed by Glenhill Advisors L.L.C. with the Securities and Exchange Commission on or about February 14, 2008.

(8)	Information obtained from Schedule 13G filed by Magnetar Capital Partners L.P., Supernova Management L.L.C., and Alec N. Litowitz with the Securities and Exchange Commission on or about February 13, 2008.

(9)	Information obtained from Schedule 13G filed by Rutabaga Capital Management L.L.C. with the Securities and Exchange Commission on or about November 14, 2007.

(10)	Information obtained from Schedule 13G filed by Tocqueville Asset Management, L.P. with the Securities and Exchange Commission on or about February 14, 2008.

(11)	Information obtained from Schedule 13G filed by Wells Fargo & Company with the Securities and Exchange Commission on or about February 8, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and holders of more than 10% of the Company’s Common Stock (collectively, the “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based solely on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during the period January 1, 2007 through December 31, 2007, the Reporting Persons complied with all applicable Section 16(a) filing requirements.

ELECTION OF DIRECTORS

The Board of Directors of the Company is currently fixed at six members and divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. The directors in Class I will be nominees for election to three-year terms at the 2009 Annual Meeting of Stockholders and the directors in Class II will be nominees for election to three-year terms at the 2010 Annual Meeting of Stockholders.

The present term of office for the directors in Class III (“Class III Directors”) expires at the Annual Meeting. Rory Cowan was elected by the Board of Directors as a Class III Director in 1998 and Paul Kavanagh was elected by the Board of Directors as a Class III Director in 1999, and both are nominees for re-election to a three-year term as a Class III Director. If re-elected, each Class III Director nominee will be elected for a three-year term and until his successor has been duly elected and qualified, or until his earlier resignation or removal.

Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees is unable or unwilling to serve) FOR the election of the nominees for Class III Director. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the Board of Directors will fix the number of directors at a lesser number.

Set forth below, under “Management—Directors and Executive Officers,” is information with respect to each nominee for the Class III Director to be elected at the Annual Meeting and for each Class I Director and Class II Director whose term of office continues after the Annual Meeting. The Board of Directors unanimously recommends a vote FOR the Class III Director nominees.

MANAGEMENT

Directors and Executive Officers

The following table presents information about each of Lionbridge’s Executive Officers and directors as of March 1, 2008.

Name	Age	Position
Rory J. Cowan	55	Chairman of the Board, Chief Executive Officer, President and Class III Director
Henri Broekmate	47	Senior Vice President and General Manager
Satish Maripuri	42	Chief Operating Officer and Senior Vice President
Donald M. Muir	51	Chief Financial Officer and Senior Vice President
Paula Barbary Shannon	47	Chief Sales Officer, Senior Vice President and General Manager
Edward A. Blechschmidt	55	Class II Director
Guy L. de Chazal	60	Class II Director
Jeffrey H. Goodman	60	Class I Director
Paul Kavanagh	66	Class III Director
Claude P. Sheer	57	Class I Director

Rory J. Cowan founded Lionbridge in September 1996. Mr. Cowan served as Chairman and Chief Executive Officer of Stream International, Inc., a software and services provider, from May 1995 to June 1996. Mr. Cowan was also the Chief Executive Officer of Interleaf, Inc. from October 1996 to January 1997. He was an Executive Vice President of R.R. Donnelley & Sons, a provider of commercial print and print-related services, from January 1991 to June 1996. Mr. Cowan is a director of Dynabazaar, Inc. and Lojack Corporation.

Henri Broekmate joined Lionbridge in April 2001. Mr. Broekmate served as Executive Vice President, eBusiness, of TRADOS Corporation from July 2000 to April 2001 and as Chief Operating Officer of TRADOS Corporation from June 1998 to July 2000. Mr. Broekmate was elected as an Executive Officer of Lionbridge on January 29, 2004.

Satish Maripuri joined Lionbridge in March 2004. Mr. Maripuri served as Senior Vice President of Sales and Business Development of Imprivata, Inc., an identity and access management security appliance vendor, from May 2002 through February 2004; as an Executive in Residence at General Catalyst Partners, a private equity group, from January 2002 through May 2002; and in various senior positions, at eXcelon Corporation (formerly, Object Design, Inc.), an enterprise software provider, from April 1993 to December 2001. Mr. Maripuri served as President and Chief Operating Officer of eXcelon Corporation (formerly, Object Design, Inc.) from August 2000 to December 2001.

Donald M. Muir joined Lionbridge in September 2007. Mr. Muir served as Vice President and Chief Financial Officer of Evergreen Solar Inc. from February 2006 to January 2007, and as Chief Financial Officer of American Power Conversion Corporation, a provider of global, end-to-end solutions for real-time infrastructure, from 1995 to 2005 and as APCC’s Senior Vice President, Finance & Administration from 2001 to 2005. Mr. Muir also served as APCC’s Treasurer from 2001 to February 2004, and as Vice President, Finance and Administration from 1998 to 2001.

Paula Barbary Shannon joined Lionbridge in November 1999. Ms. Shannon served as Vice President, Sales and Chief Marketing Officer of Alpnet, Inc. from March 1996 to October 1999, and was with Berlitz International, Inc. from 1986 to 1996.

Edward A. Blechschmidt was elected a director of Lionbridge on February 4, 2003. Mr. Blechschmidt served as acting Chief Executive Officer of Novelis, Inc., a producer of rolled aluminum products, from January through May 2007. He previously served as Chairman, Chief Executive Officer and President of Gentiva Health Services, a provider of specialty pharmaceutical and home health services, from March 2000 until July 2002. He served as President and Chief Operating Officer of the Olsten Corporation from October 1998 through March 2000, and was its Chief Executive Officer from February 1999 through March 2000. From 1996 to 1998, Mr. Blechschmidt served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens’ Pyramid Technology, as well as Executive Vice President and as a director of its parent company, Siemens Nixdorf Informationssysteme AG. Prior to joining Siemens, Mr. Blechschmidt served for more than 20 years with Unisys Corporation, a leading global provider of information technology and consulting services, including in the position of Chief Financial Officer. Mr. Blechschmidt is a director of Diamond Foods, Inc., HealthSouth Corporation and Columbia Laboratories, Inc.

Guy L. de Chazal has been a director of Lionbridge since February 1998. Mr. de Chazal was with Morgan Stanley 1986 through 2007, most recently as a Senior Advisor of Morgan Stanley & Co. Incorporated and individual managing member of various Morgan Stanley Venture Partners Funds.

Jeffrey H. Goodman was elected as a director of Lionbridge on January 27, 2005. Mr. Goodman served as Executive Vice President, International at Boston Scientific, a world-wide manufacturer, developer and marketer of medical devices from December 2006 through March 2008, as Senior Vice President and President, International at Boston Scientific, from December 2004 to December 2006, and previously was President, Inter-continental for Boston Scientific. He joined Boston Scientific in 1999 and previously held management positions of increasing responsibility at Baxter Healthcare, a medical products and services company, during his 25-year tenure. Mr. Goodman is a director of Venture Corporation of Australia Pty Limited.

Paul Kavanagh has been a director of Lionbridge since December 1996. Mr. Kavanagh has served as an industry consultant since January 1998. Mr. Kavanagh served as President Europe, Middle East and Africa of Stream International, Inc. from August 1995 to January 1998. From April 1992 to August 1995, Mr. Kavanagh was Managing Director Europe, Middle East and Africa of R.R. Donnelley & Sons. Mr. Kavanagh is retired President of Modus Media Europe and is Chairman of 104 FM.

Claude P. Sheer has been a director of Lionbridge since March 1999. Mr. Sheer has served as an industry analyst and consultant since April 1999 and is a Managing Partner of Oyster International L.L.C. He is also a partner of Barn Ventures L.L.C. Mr. Sheer served as Senior Advisor to and Chief Internet Strategist of Ziff Davis from November 1998 through April 1999. From 1980 to November 1998, Mr. Sheer served in a number of executive roles for Ziff Davis, including President, ZD Publishing; President, US Publications; and President, Business Media Group.

Lionbridge’s Executive Officers are elected by and serve at the discretion of the Board of Directors until their successors have been duly elected and qualified. There are no family relationships among any of its Executive Officers and directors.

Corporate Governance Principles

Lionbridge is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Ethics (referred to as the Code of Business Conduct and Ethics) that applies to all directors, officers and employees. Both the Corporate Governance Guidelines and the Code of Ethics are available on Lionbridge’s Web site at http://www.lionbridge.com/company/corporate-governance/guidelines.liox. The Company intends to disclose amendments to or waivers, if any, from any provision of the Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its Web site.

Board Independence; Meetings of the Board; Committees of the Board

During 2007, the Board of Directors met 4 times (including in person and via teleconference meetings), the Audit Committee met 10 times (including meetings to review the Annual Report on Form 10-K for the year ended December 31, 2006) and the Nominating and Compensation Committee met 3 times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they serve.

The Board of Directors has an Audit Committee and a Nominating and Compensation Committee, both of which are comprised solely of independent directors. The Board has determined that each of the directors, with the exception of Mr. Cowan, who serves as Chief Executive Officer of the Company, is independent within the meaning of Lionbridge’s director independence standards (the “Lionbridge Independent Director Standards”) and the director independence standards of the National Association of Securities Dealers, Inc. (“NASD”) Marketplace Rules as currently in effect (the “NASD Standards”).

In April 2008, the Board formally designated a Lead Independent Director and elected Guy de Chazal to serve in that capacity. The Lead Independent Director is responsible for coordinating the activities of the independent directors, setting the agenda for and chairing executive sessions, coordinating the selection of advisors and consultants, facilitating the search for new directors, leading director self-evaluation and education initiatives, and acting as a liaison between the Chairman and the other independent directors.

The Audit Committee selects the independent auditors to be employed by the Company, reviews generally the audit plans and the results thereof, and reviews generally the Company’s internal controls with the auditors. All of the members of the Audit Committee—Messrs. Blechschmidt, de Chazal, and Goodman—are independent within the meaning of the Lionbridge Independent Director Standards, the NASD Standards, and the SEC’s director independence standards for audit committee members (the “SEC Standards”). Each member of the Audit Committee is financially sophisticated, as required by the NASD Standards. The Board has determined in accordance with the rules of the Securities and Exchange Commission that Mr. Blechschmidt, who serves as Chairman of the Audit Committee, is an audit committee financial expert. The Audit Committee Charter is available free of charge through Lionbridge’s Web site at http://www.lionbridge.com/company/corporate-governance/default.liox.

The Nominating and Compensation Committee has responsibility for the review and administration of the Company’s compensation and equity plans, including Lionbridge’s 2005 Stock Incentive Plan and 1998 Stock Plan, for approving salaries and other incentive compensation for Lionbridge’s officers and executives, and for preparing the annual report on executive compensation required to be included in the Company’s proxy statement. In addition, the Nominating and Compensation Committee has responsibility for recommending nominees for election as directors of the Company and for review of related Board development issues including succession planning and evaluation. Messrs. de Chazal, Kavanagh and Sheer are the members of the Nominating and Compensation Committee, and each is independent within the meaning of Lionbridge’s Independent Director Standards, and the NASD Standards. Mr. Sheer serves as Chairman of the Nominating and Compensation Committee. The Committee seeks input from other Board Members and senior management to identify and evaluate nominees for directors. The Nominating and Compensation Committee Charter is available free of charge through Lionbridge’s Web site at http://www.lionbridge.com/company/corporate-governance/default.liox.

Lionbridge’s independent directors meet in executive session at each Board meeting.

The Company does not formally require directors to attend the Company’s Annual Meeting of Stockholders but all directors are encouraged to do so. Mr. Cowan, the Chief Executive Officer of the Company and a director, attended the 2007 Annual Meeting of Stockholders.

Compensation Committee Interlocks And Insider Participation

Messrs. de Chazal, Kavanagh and Sheer comprised the Nominating and Compensation Committee for fiscal year 2007 and Mr. Sheer served as its Chairman. No member of the Nominating and Compensation Committee was at any time during the past year an officer or employee of Lionbridge or any of its subsidiaries, was formerly an officer of Lionbridge or any of its subsidiaries, nor had any relationship with Lionbridge requiring disclosure herein.

No executive officer of Lionbridge served as a member of a compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors)

of another corporation, one of whose Executive Officers served on Lionbridge’s Nominating and Compensation Committee. No executive officer of Lionbridge served as a director of another corporation, one of whose executives served on the Nominating and Compensation Committee. No executive officer of Lionbridge served as a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose Executive Officers served as a director of Lionbridge.

Consideration of Candidates for Director; Director Qualifications

As noted above, the Nominating and Compensation Committee has responsibility for recommending nominees for election as directors of the Company. Any stockholder may submit recommendations of candidates for election as directors for consideration by the Nominating and Compensation Committee in writing to the Chairman of the Committee at the executive offices of Lionbridge by December 1, 2008. Such recommendations must clearly indicate the candidate’s qualifications for service as a director and that such candidate’s qualifications meet or exceed the criteria for service as a director set forth in the Nominating and Compensation Committee Charter and Lionbridge’s Corporate Governance Guidelines. In particular, any candidate for consideration must have the following qualities or qualifications:

•	Be an individual of the highest character and integrity;

•	Be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•

Be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry);

•	Have broad experience in the industries which comprise the Company’s customer base or in the information technologies services industry;

•	Have the ability to provide insights and practical wisdom based on his or her experience and expertise; and

•	Have a commitment to enhancing stockholder value.

As described in its Charter, the Nominating and Compensation Committee meets periodically to evaluate each new director candidate, irrespective of whether the candidate has been submitted by a stockholder or otherwise, and each incumbent director, before recommending that the Board nominate or re-nominate such individual for election or reelection as a director. The Nominating and Compensation Committee bases its decision whether to recommend a nominee to the Board of Directors on the extent to which such individual meets the criteria described above and any additional criteria that may have been established by the Committee. The Committee is authorized to engage third parties, such as a director search firm, to aid in the identification of director candidates meeting the Committee’s criteria. In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual meeting of stockholders. See “Stockholder Proposals” for information regarding submission of proposals for consideration at next year’s annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

Lionbridge’s executive compensation programs are designed to attract and retain an executive leadership team with deep technical and managerial expertise, excellent qualifications and integrity, and the creativity, leadership and growth potential required to implement the Company’s long-term strategic goals, which include sustained profitability and enhanced shareholder value. Lionbridge’s Nominating and Compensation Committee, a committee of the Lionbridge Board of Directors, is responsible for developing and implementing executive compensation policies that

•	Link executive compensation to specific performance objectives, including revenue growth, operating results, earnings per share and other profitability metrics,

•	Integrate executive compensation with Lionbridge’s annual and long-term strategic goals,

•	Reward performance, and

•	Recognize individual leadership and achievement.

RESPONSIBILITIES OF THE NOMINATING AND COMPENSATION COMMITTEE

The Nominating and Compensation Committee during fiscal year 2007 was comprised of Messrs. de Chazal, Kavanagh and Sheer, all of whom are non-employee directors satisfying the independence requirements of the NASDAQ. Mr. Sheer serves as its Chairman. Pursuant to authority delegated by the Board of Directors and the Nominating and Compensation Committee Charter, the Nominating and Compensation Committee has responsibility for the review and administration of the Company’s compensation and equity plans, including Lionbridge’s 2005 Stock Incentive Plan and 1998 Stock Plan, and for approving salaries and other incentive and retention compensation for Lionbridge’s officers and executives. In addition, the Committee has responsibility for recommending nominees for election as directors of the Company and reviewing related Board development issues including succession planning and evaluation.

The Committee is fully responsible for the evaluation and assessment of the Chief Executive Officer’s performance and compensation arrangements and, in consultation with the Chief Executive Officer, annually evaluates and assesses the performance and compensation arrangements for the other named Executive Officers: the Chief Financial Officer, the Chief Operating Officer, the Chief Sales Officer and General Manager and the Senior Vice President and General Manager.

The Committee has meetings on a quarterly basis, following each regularly scheduled Board of Director’s meeting and also meets periodically during the year as needed. At these meetings, the Committee identifies the types of performance it wishes to reward or motivate relative to the Company’s strategic objectives and structures elements of compensation accordingly and annually evaluates the achievement of such objectives. In addition, during the first quarter of each year, the Committee reviews and adjusts, if appropriate, the three key elements of Lionbridge’s executive compensation programs:

•	Base Salary

•	Short-Term Incentive Compensation, currently through participation in an annual cash variable compensation program, known as the Management Incentive Plan, or “MIP”

•	Long-Term Incentive Compensation, currently in the form of annual equity grants vesting over time.

In any given year, the Committee may choose to alter or change the elements of compensation, and has the discretion to grant special awards of cash or equity in recognition of an extraordinary achievement or event. In 2007, the Company weighted compensation for the Executive Officers more toward variable, performance-based compensation elements than for less senior employees. About two-thirds of 2007 total compensation for Executive Officers was performance-based and therefore at risk. Based on the Summary Compensation and Grants of Plan-Based Awards Tables and assuming payout of Short-Term Incentive Compensation at the Target levels, 2007 compensation for the Executive Officers was allocated as follows:

Mix of Total Compensation
Base Salary	34%
Short-term Incentive Compensation	18%
Long-term Incentive Compensation	48%

ENGAGEMENT OF INDEPENDENT COMPENSATION CONSULTANT

The Committee, in accordance with its Charter, has authority to engage an independent compensation consultant and other professionals to assist it in evaluating executive compensation issues. During 2007, the Committee retained W.T. Haigh & Company, Inc. as its independent compensation consultant in connection with its analysis and review of executive compensation matters. During 2007, W.T. Haigh & Company, Inc. advised the Committee with respect to its review and adjustment of independent director compensation but was not engaged to provide services with respect to other executive compensation matters, as compensation was not modified for any executive officer during the year.

OBJECTIVES OF LIONBRIDGE COMPENSATION PROGRAMS

Based on a detailed review of the Company’s executive compensation programs, which are designed to align these programs with the strategic goals and objectives of the Company, the Committee identified the following objectives for its executive compensation programs in 2007 and 2008:

•	Retain the executive management team during the execution of strategic initiatives intended to create shareholder value.

•	Attract talent that would contribute to the success of the Company.

•	Motivate the executive management team to work collectively to achieve strategic objectives including:

•

Accelerating technology development and deployment and enhancing customer acceptance of this technology, with emphasis on deployment of the Logoport™ translation memory technology and the Freeway™ services portal;

•

Accelerating revenue growth among all lines of business through customer satisfaction, maximizing growth opportunities in targeted areas, and deploying the Company’s technology and process innovations;

•	Focusing on improved profitability and shareholder value through technology deployment and leverage of its global infrastructure;

•

Strengthening the Company’s balance sheet through effective management of the impact of fluctuation in foreign currency exchange rates and aggressive management of procurement costs, operational expenses and collections; and

•

Improving the quality and value of services provided to customers, and increase customer satisfaction through technology and development of efficient, cost-effective and high-quality outsourced service delivery models.

•

Empower each individual on the team to achieve specific corporate-wide, operational or functional and individual goals, including goals related to revenue growth, margin enhancement, profitability, technological innovation, cost and expense reduction and achievement of EBITDA.

•	Reward the achievement of corporate and individual objectives and the achievement of shareholder value and correspondingly, result in lower compensation when performance is less successful.

The Committee has determined that these objectives would best be met through the use of three key compensation vehicles:

•	A competitive base salary;

•	Short-term incentive compensation in the form of a cash bonus potential through participation in the MIP; and

•	Long-term incentive compensation in the form of in the form of equity vesting over time.

ELEMENTS OF LIONBRIDGE EXECUTIVE COMPENSATION PROGRAMS

In addition to establishing a competitive base salary for executives, the Nominating and Committee uses a mix of short and long term compensation vehicles to meet the Company’s compensation objectives, consisting primarily of cash bonus opportunity through the MIP and longer-term equity compensation in the form of stock options and restricted stock or restricted stock unit awards.

Base Salary. Base salaries for Lionbridge’s executives are established based on the scope of their responsibilities, taking into account competitive market compensation for the industry and the geography. Base salaries are reviewed annually, generally in the first quarter of each year, although they are not necessarily adjusted annually. In 2006, the Committee, with the assistance of the independent compensation consultant, undertook a comprehensive review of base salaries to ensure alignment with the objective of providing a competitive base salary, and to support the retention objectives of the Company’s compensation programs. Base salary adjustments were authorized in September 2006. No further adjustments to the base salary of any Executive Officer was made during 2007 except for an increase in Mr. Maripuri’s base salary from $280,000 to $300,000 in February 2007 to reflect additional responsibilities. In January 2008, however, Mr. Broekmate’s base salary was increased from $240,000 to $250,000 upon his appointment as a general manager of localization and translation and to align his base salary with that of Ms. Shannon, who shares this responsibility with him.

Short-Term Incentive Compensation. Short-term variable compensation is provided through the potential for each executive officer to earn a cash incentive under the MIP (“Target Incentive Compensation”) of a pre-determined percent of base salary upon achievement by Lionbridge of identified corporate-wide objectives relating to:

•	Profitability

•	Revenue Growth

•	Attainment of Objectives specifically related to the operations or function for which such Executive Officer is responsible.

Target Incentive Compensation levels were last reviewed by the Committee in late 2006 and adjusted to provide a competitive bonus opportunity, and no further adjustments were authorized or determined necessary in 2007. However, in January 2008, target bonus opportunity levels, which are set at a percent of base salary, were increased for Messrs. Broekmate and Maripuri, and Ms. Shannon, from 50% to 60% of base salary for 2008, to align these levels with the target bonus opportunity level of the Chief Financial Officer who joined the Company in September 2007 and to reflect additional operational responsibilities assumed by each officer. Target Incentive Compensation is designed to reward achievement of performance objectives and provide a tangible incentive towards such achievement.

The Committee, in consultation with the Chief Executive Officer, annually establishes the performance objectives and funding thresholds for the MIP. Performance thresholds for 2007 were based on achievement of pre-established Profitability, Revenue Growth and Personal Objectives metrics. Pursuant to the terms of the MIP for 2007, Executive Officers of Lionbridge were eligible to receive a cash bonus, calculated based on a specified percent of their respective 2007 base salary, upon achievement of each of the following three equally weighted performance metrics:

•	Achievement of internal revenue targets for the year ending December 31, 2007 (1/3)

•	Achievement of identified Lionbridge internal profitability metrics for the year ending December 31, 2007 (1/3)

•	Achievement of identified personal objectives (1/3).

Under the terms of the 2007 MIP, a participating executive officer was entitled to his or her target bonus based on achievement of each performance metric targets (the “Target”). Each individual’s target bonus opportunity was set at a percent of his or her base salary.

Shortly after the end of 2007, the Nominating and Compensation Committee determined that during 2007, the threshold relating to funding the Revenue component of the MIP was achieved, while the threshold relating to funding the Profitability component of the MIP was not achieved; therefore, the portion of the MIP related to achievement of Revenue was funded. No MIP awards were made for any Executive Officer relative to achievement of identified personal objectives. Accordingly, each participating Executive Officer received a cash award for 2007 performance under the MIP based on achievement of the Revenue component. Under the terms of his Offer Letter, Mr. Muir, who joined the Company as Chief Financial Officer in September 2007, was guaranteed payment of an award under the MIP of his target award on a pro-rata basis for the year. Mr. Lifshatz, who served as Chief Financial Officer through August 2007, received an award under the MIP on a pro-rata basis for the period during the year during which he served in that position.

Attainment of these performance metrics is determined by the Committee following the end of each year. Some metrics are based on financial or other quantitative performance, while others are based on qualitative assessments of performance by the Committee and the Chief Executive Officer. With respect to the financial or qualitative measures, the Committee reviews the Company’s actual performance against each of the financial performance metrics established at the onset of the year. The Committee has discretion to adjust awards for individual performance but did not exercise this discretion in 2007.

Performance thresholds established by the Committee for the MIP in 2008 are also based on achievement of pre-established Profitability, Revenue Growth, and Personal Objective metrics. Pursuant to the terms of the MIP for 2008, Executive Officers of Lionbridge are eligible to receive a cash bonus, calculated based on a specified percent of their respective 2007 base salary, upon achievement of each of the following three equally weighted performance metrics:

•	Achievement of internal revenue targets for the year ending December 31, 2008 (1/3)

•	Achievement of identified Lionbridge internal profitability metrics for the year ending December 31, 2008, including activities related to strengthening the Company’s balance sheet (1/3); and

•

Achievement of identified personal objectives, which in the case of Executive Officers with operational responsibility, are tied to performance relative to those operations and in the case of Executive Officers with functional responsibilities, are tied to performance relative to that particular function, and in each case, related to the implementation of appropriate and effective strategies to manage volatility in foreign currency exchange rates (1/3).

Under the terms of the 2008 MIP, a participating Executive Officer will receive his or her target bonus based on achievement of each equally rated performance metric target (the “Target”). If actual results show that the Target for any of the three components is exceeded, the bonus opportunity will be increased proportionately up to a maximum of 150% of such individual’s target bonus. If actual results show that the Target for any of the three components is not achieved, but is above a pre-determined minimum threshold, the bonus opportunity will be reduced proportionately to 50% of each individual’s target bonus. Each individual’s target bonus opportunity is set at a percent of his or her base salary.

The Committee believes that the thresholds are attainable but will require thorough execution by the executive team and the Company of its strategic goals and objectives.

Long-Term Compensation. The Committee uses equity awards as its primary long-term compensation vehicle. In 2007, the Committee continued its practice of awarding Executive Officers and other key employees equity consisting of stock options and restricted stock or restricted stock units, with vesting generally occurring over four years. All stock options are granted pursuant to one of the Company’s equity plans, the 1998 Stock Plan or the 2005 Stock Incentive Plan, both of which have been approved by the Company’s stockholders and require that stock options be granted at an exercise price of at least fair market value on the date of grant. All other equity awards are granted pursuant to these plans. The 1998 Stock Plan expired in January 2008.

The Committee believes that equity, in the form of stock options and restricted stock awards with vesting over time, is the most effective vehicle for the long-term element of compensation, as these align individual and team performance with the achievement of the Company’s strategic and financial goals over time, and with shareholders’ interests. The Committee generally provides a mix of restricted stock grants and stock option awards. These two equity vehicles reward shareholder value creation in slightly different ways. Stock options, which have exercise prices of at least fair market value of the Company’s stock on the date of grant, reward Executive Officers only if the stock price increases from the date of grant. Restricted Stock awards are impacted by all stock price changes, so the value to the Executive Officers is affected by both increases and decreases in stock price from the market price at the date of grant.

Approximately 50% of the total value of a long-term compensation award in 2007 takes the form of restricted stock, with stock options accounting for the remaining value. The Committee established this allocation in order to weight equity incentives slightly more towards the type of award that reflected both increases and decreases in stock price from the grant date market price as a way of tying compensation more closely to changes in shareholder value at all levels. In addition, the weighting toward restricted stock allows the Committee to deliver equivalent value with less use of authorized shares. The Committee may in the future adjust this mix of award types or approve different award types, as part of the overall incentive award.

The term of stock options granted under the Company’s equity plans is generally 5 years. Historically, the term had been 10 years, but following the change in stock option expensing rules by the FASB and an examination of the exercise practices of employees where it was determined that employees generally exercise stock options shortly after vesting, it was determined by the Committee to implement a stock option term of 5 years.

Equity Grant Practices

The Nominating and Compensation Committee is required to approve all equity grants, including those to the Executive Officers and other key employees of the Company. Generally, equity awards are made on an annual basis to Executive Officers and key employees during the first quarter of each year, at either a special meeting or a regular quarterly meeting. Grants to newly hired employees are either made on the date the employee commences employment or at the next regularly scheduled Committee meeting. All awards are approved by the Committee and grants are made at fair market value on the date of grant.

Grant guidelines have been established by the Company for various tiers or categories of employees and have been reviewed and approved by the Committee with respect to guidelines applicable to Executive Officers. The Committee annually examines both the size of proposed grants to key employees generally and to the executive management team in particular, and the applicable vesting schedule for such grants. Recommendations for equity grants to Executive Officers and key employees are presented to the Committee by the Chief Executive Officer and the Senior Vice President of Human Resources in accordance with the grant guidelines, and as appropriate, in consultation with the individuals’ managers. Grants to any particular individual, including any Executive Officer, are made following review of the individual’s existing overall cash and equity compensation, including an assessment of the retention and incentive value of existing equity awards, and an assessment of the retention and incentive objectives of the Company. As part of this evaluation, the Committee reviews tally sheets which show the executive’s compensation, including the value of equity and cash incentive compensation. In addition, the Committee also considers the amount of equity overhang, dilution, accounting treatment under FAS 123R and other financial accounting standards and regulations, and tax implications, particularly with respect to Section 162(m) of the Internal Revenue Code.

The Committee may delegate to the Chief Executive Officer authority to make or allocate equity awards to employees who are not Executive Officers. In May and October 2007, the Committee delegated authority to the Chief Executive Officer to allocate equity awards consisting of a fixed number of shares of restricted stock, restricted stock units, and stock options and granted by the Committee, to key employees (exclusive of any Executive Officers), with the requirement that all allocations be made by the end of such month and be reported to the Committee by such time.

The Company has never granted options at a price other than the fair market value of Lionbridge Common Stock on the date of grant. The Company has conducted an examination of books and records of the Company and no evidence of option backdating was found to exist. The Company’s independent auditors reviewed this examination and concurred with these conclusions.

NEW EXECUTIVE OFFICERS IN 2007

In September 2007, Donald M. Muir joined the Company as Chief Financial Officer following the resignation in August 2007 of Stephen J. Lifshatz from that position. In August 2007, Mr. Lifshatz announced his decision to resign as Chief Financial Officer but remain with the Company to provide transition assistance and other strategic advice. Mr. Lifshatz had served as the Company’s Chief Financial Officer since 1997.

Mr. Muir receives an annual base salary of $300,000. He is eligible for a target bonus of 60% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2007, 50% of Mr. Muir’s target bonus was guaranteed and pro-rated for the days in 2007 he was employed by Lionbridge. Accordingly, for 2007, Mr. Muir received a cash bonus of $26,250.

Mr. Muir also received an option to purchase 160,000 shares of Lionbridge’s common stock. Subject to his continued employment, 25% of the shares subject to the option will vest on the first anniversary of his commencement date and an additional 12.5% of the shares will vest each six month period thereafter. Mr. Muir was also granted 60,000 shares of restricted stock that will vest (subject to continued employment) 25% on each anniversary of his commencement date.

The terms of Mr. Muir’s employment were reviewed and approved by the Committee following a review of market practices, including a review of base salary, equity and other benefits offered to Chief Financial Officers in the Company’s industry, location and given the Company’s complexity and requirements. It was also reviewed relative to the compensation offered to other Executive Officers of the Company. Based on this review, the Committee also determined that it was appropriate to revise the Severance Policy in place for Executive Officers to more closely align it to the market standard practices reflected in Mr. Muir’s offer letter. As discussed below, shortly after the end of 2007, the Committee revised the Severance Policy for Executive Officers to provide for six months salary and health and welfare benefit continuation. Each Executive Officer other than Mr. Cowan, whose employment is governed by a separate Employment Agreement, is covered by this policy.

In consideration of the transition assistance to be provided by Mr. Lifshatz, the Company entered into a transition agreement (the “Transition Agreement”) with him on August 2, 2007. Under the terms of the Transition Agreement, Mr. Lifshatz agreed to remain as Chief Financial Officer of the Company through August 24, 2007 and on such date, resign as Chief Financial Officer but remain employed by the Company as a Strategic Advisor and to provide transition assistance through June 24, 2008. While he remains employed, Mr. Lifshatz’s salary and benefits will remain unchanged and upon termination of his employment on June 24, 2008, 50% of any unvested stock options or restricted stock shall become immediately exercisable in full. Mr. Lifshatz is not entitled to any severance by contract or policy upon the termination of his employment on June 24, 2008. This Transition Agreement superseded and replaced Mr. Lifshatz’s Employment Agreement, which would have provided him with salary continuation of six months following termination of employment without cause by Mr. Lifshatz or by the Company.

CEO COMPENSATION

The Committee annually reviews the overall compensation package provided to the Chief Executive Officer, including a review of the key compensation elements of base salary and short and long-term incentive compensation, to ensure that it is competitive, provides an appropriate incentive for performance achievement consistent with Company goals, objectives and strategies, and maintains its retention value over time. An extensive review of Mr. Cowan’s overall compensation and terms of employment was conducted by the Committee in 2006, resulting in an adjustment to Mr. Cowan’s overall compensation package, including the terms of his employment agreement. In September 2006, the Committee approved an Amended and Restated Employment Agreement with Mr. Cowan, providing for a four-year term as President and Chief Executive Officer of the Company, with automatic one-year renewals, establishing his Annual Base Salary at $550,000, and his Target Incentive Compensation at 100% of his Annual Base Salary. In addition, Mr. Cowan was granted the Performance Awards as long-term compensation consisting of stock options and restricted stock that would vest upon the achievement of performance metrics related to the Company’s stock price. These Performance Awards were determined by the Committee as an appropriate incentive for attainment of corporate and strategic goals, and as an effective retention vehicle. The Employment Agreement also provides Mr. Cowan with certain levels of salary and benefit continuation following termination of employment for specified reasons, including upon a change of control. The Committee determined that the terms of the Employment Agreement reflected an appropriate level of compensation for a chief executive officer leading a company of Lionbridge’s current size and complexity. No further changes or adjustments were made to Mr. Cowan’s compensation or terms of employment in 2007; however, in January 2008, Mr. Cowan’s Target Incentive Compensation was increased to 110% of his Annual Base Salary.

POST-TERMINATION AND CHANGE OF CONTROL

In addition to Mr. Cowan’s Employment Agreement described above which addresses CEO compensation upon termination of employment or change of control, the Committee has adopted the following additional policies and plans relating to compensation to the remaining members of the executive team upon termination of employment or change of control. Mr. Cowan is the only Executive Officer with an Employment Agreement. The Company does not provide retirement benefits or a retirement plan.

Severance Benefits. Shortly after the end of 2007, the Committee revised the Lionbridge Severance Policy for Executive Officers to increase the benefits payable upon a termination other than for cause from three months to six months of base salary continuation, plus continuation of health and welfare benefits. Messrs. Broekmate, Maripuri and Ms. Shannon, under Lionbridge’s severance policy for Executive Officers, would receive six monthly severance payments, each in an amount equal to his or her then currently monthly base compensation, if Lionbridge terminates his or her employment other than for cause, and health benefit continuation for such period. Under the terms of his offer letter Mr. Muir is entitled to receive base salary continuation payments for a period based on his length of service with Lionbridge if he is terminated without cause. This time period ranges from a minimum of three months to a maximum of twelve months in the event Mr. Muir has been employed as Chief Financial Officer for one year or longer. Mr. Lifshatz, the former Chief Financial Officer and currently a Strategic Advisor, is not eligible to participate in this severance policy.

Non-Competition Agreements. Each Executive Officer entered into a non-competition agreement with Lionbridge upon the commencement of his or her employment. The agreements provide that such Executive Officer will not, during the course of his or her employment and the twelve months following the date of the termination of his or her employment with Lionbridge, (1) engage or otherwise have a financial interest in any business activity which is in competition with any of the products or services being provided by Lionbridge, (2) solicit Lionbridge’s employees, or (3) solicit or do business with any present or past customer of Lionbridge’s, or any prospective customer of Lionbridge’s, in connection with any business activity which would be in violation of the non-competition agreement. Mr. Cowan’s non-competition arrangements are reflected in his Employment Agreement.

Change of Control Plan. In November 2006, the Committee revised the Change of Control Plan originally adopted in 2003 to adjust the benefit levels available to participants in order to provide a more competitive package relative to the current size and maturity of the Company. The Plan is designed to protect executives against the loss of their positions following a transaction that involves a change in the ownership or control of the Company, and against loss of the anticipated benefits of their long-term incentive compensation arrangements.

The goal of the Plan and the related arrangements is to allow the Executive Officers to focus on evaluating strategic opportunities on their merits without being distracted by concerns about the impact of such events on their personal positions.

Mr. Cowan is not a participant under the Change of Control Plan as his benefits upon a change of control of the Company are covered in his Employment Agreement. The Committee adopted these modifications following its review of the 2003 Plan and following consultation with its independent compensation consultant regarding market practice of the Comparison Group, as well as its assessment of the retention value of the existing Plan.

Under the terms of the 2006 Change of Control Plan, if the employment of any Executive Officer is terminated without cause or for good reason within 18 months, for any Executive Officer other than the CEO, of a change of control of Lionbridge (a “double trigger”), then the Executive Officer is entitled to severance benefits as follows: (a) a lump sum cash payment equal to 150% of the executive’s then current base salary and Target Incentive Compensation; (b) payment of a pro rata portion of the executive’s Target Incentive Compensation for the year of termination; and (c) continuance, at Lionbridge’s expense, of the executive’s health and related welfare benefits for a period of 18 months, following the executive’s termination. The Change of Control Plan also provides that, upon a change of control of Lionbridge, (i) 50% of any unvested stock options held by an Executive Officer shall vest and become immediately exercisable and (ii) the remaining 50% of the unvested stock options held by the Executive Officer will vest and become exercisable on the earlier of six months following the change of control or on the date such executive’s employment is terminated without cause or for good reason.

Each Executive Officer has entered into a Change of Control Agreement with the Company with respect to such officer’s rights and obligations under the Change of Control Plan. Under the terms of Mr. Muir’s Change of Control Agreement, he is entitled to salary and health and related welfare benefits continuation for a period based on his length of service with Lionbridge if his employment is terminated without cause or for good reason following a change of control, as well as accelerated vesting of equity. This time period ranges from a minimum of three months to a maximum of 18 months in the event Mr. Muir has been employed as Chief Financial Officer for one year or longer prior to the change of control.

Perquisites and Other Benefits. Other than as noted below, during 2007, Lionbridge did not provide any additional perquisites or benefits to its executives that it did not otherwise provide to its employees generally. Ms. Shannon, a resident of Canada, is not eligible to participate in the Lionbridge 401(k) Plan or certain other benefits available to U.S. employees generally. In lieu thereof, Lionbridge provides Ms. Shannon with life, accidental death and disability insurance, long-term disability insurance and makes an annual contribution to her pension. In addition, she receives reimbursement from Lionbridge for tax preparation services. Lionbridge provides to the Executive Officers and approximately 20 additional key employees a long-term care base plan, enhanced long-term disability coverage and an enhanced life insurance plan. The long-term care plan is an optional benefit to all other employees at their cost. In addition, long term disability coverage for the Executive Officers and the designated key employees will be enhanced to provide for a benefit of up to 70% of the participant’s base salary. The enhanced life insurance plan provides the Executive Officers with a life insurance benefit of three times annual base salary, up to $1.2 million.

Accounting and Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance-based compensation approved by the Company’s shareholders, including option grants under the Company’s stock incentive plan, is not subject to the deduction limit. The Company reviews periodically the potential consequences of Section 162(m), and in the future may decide to structure the performance-based portion of its Executive Officer compensation to comply with certain exemptions provided in Section 162(m). However, to maintain flexibility in compensating Executive Officers in a manner designed to achieve varying corporate goals, the Compensation Committee currently does not have a policy that all compensation must be deductible.

Nominating and Compensation Committee Report

The Nominating and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Nominating and Compensation Committee recommended to the Board and the Board has agreed that the Compensation Discussion and Analysis be included in this proxy statement.

Claude Sheer (Chairperson)

Guy L. de Chazal

Paul Kavanagh

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and notes present the compensation earned in fiscal year 2007 by the Company’s Executive Officers.

Summary Compensation Table for Fiscal Year 2007

Name and Principal Position	Year	Salary[1] ($)	Bonus ($)		Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity[4] Incentive Plan Compensation ($)	All Other Compensation[5] ($)	Total ($)
Rory J. Cowan,	2007	$550,000	$0		$1,424,617	$930,353	$160,000	$15,628	$3,080,598
Chairman, Chief Executive Officer and President	2006	$477,654	$0		$1,024,090	$592,482	$0	$23,103	$2,117,329
Henri Broekmate,	2007	$240,000	$0		$125,622	$91,949	$42,500	$13,594	$513,665
General Manager and Senior Vice President	2006	$213,692	$0		$110,050	$88,758	$25,000	$20,305	$457,805
Satish Maripuri,	2007	$293,077	$0		$213,655	$248,933	$52,500	$13,324	$821,489
Chief Operating Officer	2006	$247,115	$0		$174,779	$248,834	$0	$17,887	$688,615
Donald M. Muir,	2007	$75,000	$0		$14,567	$16,484	$26,250	$13,324	$145,625
Chief Financial Officer and Senior Vice President[6]	2006	—	—		—	—	—	—	—
Paula Shannon,	2007	$250,000	$0		$149,418	$146,846	$42,500	$16,849	$605,614
Chief Sales Officer, General Manager and Senior Vice President	2006	$217,115	$0		$136,186	$172,376	$25,000	$17,072	$567,749
Stephen J. Lifshatz,	2007	$275,000	$65,500	[8]	$177,229	$180,375	$26,500	$12,944	$737,548
Former Chief Financial Officer and Senior Vice President[7]	2006	$258,558	$0		$230,582	$221,800	$0	$17,790	$728,730

FOOTNOTES:

(1)	Base salaries for each Executive Officer were adjusted effective August 15, 2006 and amounts reported reflect amount earned as base salary during the fiscal year. Effective August 15, 2006, the annual base salaries of the named Executive Officers are as follows: Rory J. Cowan: $550,000; Stephen J. Lifshatz: $275,000; Henri Broekmate: $240,000; Satish Maripuri: $280,000; and Paula Shannon: $250,000. Effective February 15, 2007, Mr. Maripuri’s base salary was increased to $300,000. Effective September 17, 2007, the date he joined Lionbridge, Mr. Muir’s annual base salary was $300,000. Mr. Lifshatz resigned as Chief Financial Officer on August 24, 2007. Effective January 28, 2008, Mr. Broekmate’s base salary was increased to $250,000.

(2)

The amounts included in the “Stock Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards of restricted stock under Lionbridge’s equity plans and may include amounts from restricted stock awards granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For information on the valuation assumptions with respect to grants made prior to 2007 refer to Note 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	These options represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options on the date of grant). The amounts included in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R and may include amounts from stock options granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. There can be no assurance that FAS 123R amounts will ever be realized. For information on the valuation assumptions with respect to grants made prior to 2007 refer to Note 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Cash award earned for 2007 performance under the Lionbridge Management Incentive Plan and paid during 2008.

(5)	Includes $2,000 for each of Messrs. Cowan, Muir, Lifshatz, Broekmate and Maripuri as a Lionbridge match of 401(k) contributions, and for each executive other than Ms. Shannon, includes the value of employer-provided health and welfare benefits. Ms. Shannon, a resident of Canada, is not eligible to participate in the 401(k) Plan and does not receive health or welfare benefits from Lionbridge. In lieu thereof, she receives life insurance, accidental death and disability insurance, long-term disability insurance, an annual pension contribution and reimbursement for tax preparation services in the aggregate amount reported as “All Other Compensation.”

(6)	Mr. Muir joined Lionbridge as Chief Financial Officer on September 17, 2007, and information with respect to Mr. Muir reflects his compensation for the portion of the year during which he was employed by Lionbridge.

(7)	Mr. Lifshatz resigned as Chief Financial Officer on August 24, 2007, but remains an employee of Lionbridge through June 24, 2008.

(8)	Includes a special cash award of $65,500 paid to Mr. Lifshatz in May 2007 in recognition of his completion of the financial integration of Bowne Global Solutions and annual compliance activities for the combined companies.

Grants of Plan-Based Awards in the Fiscal Year Ended December 31, 2007

The following table shows all awards granted to each of the Executive Officers during the fiscal year ended December 31, 2007.

Grants of Plan-Based Awards in Fiscal Year Ending December 31, 2007

Name	Grant Date and Date of Corporate Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[3]

		Threshold ($)	Target ($)	Maximum ($)
Rory J. Cowan	2/15/2007					200,000	$5.74	$457,398
Rory J. Cowan	2/15/2007				65,000			$368,445
Rory J. Cowan	2/15/2007				17,500			$97,947
Rory J. Cowan	2/15/2007	$275,000	$550,000	$825,000
Henri Broekmate	2/15/2007					66,000	$5.74	$150,942
Henri Broekmate	2/15/2007				22,000			$116,178
Henri Broekmate	2/15/2007				11,500			$60,729
Henri Broekmate	2/15/2007	$48,000	$96,000	$360,000
Satish Maripuri	2/15/2007					90,000	$5.74	$205,829
Satish Maripuri	2/15/2007				30,000			$158,424
Satish Maripuri	2/15/2007				18,350			$96,903
Satish Maripuri	2/15/2007	$75,000	$150,000	$450,000
Donald M. Muir[4]	9/17/2007					160,000	$3.64	$237,602
Donald M. Muir[4]	9/17/2007				60,000			$200,628
Donald M. Muir[4]	9/17/2007	$22,500	$45,000	$112,500
Paula Shannon	2/15/2007					66,000	$5.74	$150,942
Paula Shannon	2/15/2007				22,000			$116,178
Paula Shannon	2/15/2007				11,500			$60,729
Paula Shannon	2/15/2007	$62,500	$125,000	$375,000
Stephen J. Lifshatz[5]	2/15/2007					50,000	$5.74	$114,349
Stephen J. Lifshatz[5]	2/15/2007				20,000			$105,616
Stephen J. Lifshatz[5]	2/15/2007	$45,833	$91,667	$137,500

FOOTNOTES:

(1)

The amounts shown in the “Estimated Future Payouts under Non-Equity Plan Awards” column, subcolumn “Threshold,” reflect the minimum payout level under the Lionbridge Management Incentive Plan for 2007, which is 50% of such Executive’s target bonus opportunity. The amounts shown in the subcolumn of “Target” reflect 100% of such Executive’s target bonus opportunity, and the amounts shown in the subcolumn of “Maximum” reflect 150% of such Executive’s target bonus opportunity, an amount that would have been payable had the Company exceeded the Target by 150% or more. These amounts are based on the Executive Officer’s base salary and target bonus opportunity for 2007, as further described in the section titled “Short-Term Incentive Compensation” in the Compensation Discussion and Analysis. Actual

payouts made to Executive Officers for 2007 performance under the Lionbridge Management Incentive Plan are shown in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	The exercise price of all stock options granted under any Lionbridge equity plan is equal to the closing price of the Common Stock on the date of grant.

(3)	Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. There can be no assurance that FAS 123R amounts will ever be realized.

(4)	Mr. Muir joined Lionbridge on September 17, 2007, and amounts set forth for Mr. Muir are pro-rated based on the duration of his employment as Chief Financial Officer of Lionbridge.

(5)	Mr. Lifshatz resigned as Chief Financial Officer of Lionbridge on August 24, 2007, and participated in the MIP only for the period in which he served as Chief Financial Officer.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information with respect to the Executive Officers concerning unexercised options, unvested stock and equity incentive plan awards as of December 31, 2007, and the value of such unvested stock awards as of the end of the fiscal year ended December 31, 2007.

Outstanding Equity Awards At December 31, 2007

	Option Awards[1]					Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards:. Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Rory J. Cowan							287,833	$1,021,807	200,000		$710,000
Rory J. Cowan	250,000	0	0		$3.19	1/3/2011
Rory J. Cowan	284,803	0	0		$1.50	6/1/2011
Rory J. Cowan	100,000	0	0		$1.56	7/22/2012
Rory J. Cowan	100,000	0	0		$1.84	10/15/2012
Rory J. Cowan	200,000	0	0		$9.82	11/21/2013
Rory J. Cowan	0	0	0		$0.00	8/19/2014	115,165
Rory J. Cowan	78,125	46,875	0		$5.79	2/16/2015
Rory J. Cowan	0	0	0		$0.00	2/16/2008	21,668
Rory J. Cowan	0	0	0		$0.00	2/16/2009	32,500
Rory J. Cowan	0	0	0		$0.00	2/15/2010	36,000
Rory J. Cowan	44,999	75,001	0		$7.05	2/15/2011
Rory J. Cowan	0	0	0		$0.00	9/19/2016			200,000	[3]
Rory J. Cowan	0	0	100,000	[3]	$7.61	9/19/2011
Rory J. Cowan	0	0	100,000	[3]	$7.61	9/19/2013
Rory J. Cowan	0	0	100,000	[3]	$7.61	9/19/2015
Rory J. Cowan	0	0	0		$0.00	2/15/2012	82,500
Rory J. Cowan	0	200,000	0		$5.74	2/15/2012
Henri Broekmate							51,000	$181,050
Henri Broekmate	4,485	0	0		$2.70	4/26/2011
Henri Broekmate	1,125	0	0		$2.41	4/23/2013
Henri Broekmate	25,000	0	0		$9.82	11/21/2013
Henri Broekmate	21,874	13,126	0		$5.79	2/16/2015
Henri Broekmate	14,999	25,001	0		$7.05	2/15/2011
Henri Broekmate	0	0	0		$0.00	2/16/2008	4,000
Henri Broekmate	0	0	0		$0.00	2/16/2009	6,000
Henri Broekmate	0	0	0		$0.00	2/15/2010	7,500
Henri Broekmate	0	0	0		$0.00	2/15/2012	33,500
Henri Broekmate	0	66,000	0		$5.74	2/15/2012
Satish Maripuri							90,018	$319,564
Satish Maripuri	181,249	18,751	0		$8.85	3/3/2014
Satish Maripuri	46,874	28,126	0		$5.79	2/16/2015
Satish Maripuri	22,500	37,500	0		$7.05	2/15/2011
Satish Maripuri	0	0	0		$0.00	2/16/2008	6,668
Satish Maripuri	0	0	0		$0.00	2/16/2009	20,000
Satish Maripuri	0	0	0		$0.00	2/15/2010	15,000
Satish Maripuri	0	0	0		$0.00	2/15/2012	48,350
Satish Maripuri	0	90,000	0		$5.74	2/15/2012

	Option Awards[1]				Stock Awards[2]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[4] ($)	Equity Incentive Plan Awards:. Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Donald M. Muir[5]						60,000	$213,000
Donald M. Muir[5]	0	0	0	$0.00	9/17/2012	60,000
Donald M. Muir[5]	0	160,000	0	$3.64	9/17/2012
Paula Shannon						58,918	$209,159
Paula Shannon	75,000	0	0	$3.19	1/3/2011
Paula Shannon	47,500	0	0	$1.56	7/22/2012
Paula Shannon	42,500	0	0	$1.84	10/15/2012
Paula Shannon	80,000	0	0	$9.82	11/21/2013
Paula Shannon	31,250	18,750	0	$5.79	2/16/2015
Paula Shannon	15,000	25,000	0	$7.05	2/15/2011
Paula Shannon	0	0	0	$0.00	2/16/2008	5,668
Paula Shannon	0	0	0	$0.00	2/16/2009	8,500
Paula Shannon	0	0	0	$0.00	2/15/2010	11,250
Paula Shannon	0	0	0	$0.00	2/15/2012	33,500
Paula Shannon	0	66,000	0	$5.74	2/15/2012
Stephen J. Lifshatz[6]						61,668	$218,921
Stephen J. Lifshatz[6]	49,133	0	0	$3.19	1/3/2011
Stephen J. Lifshatz[6]	50,000	0	0	$1.50	3/11/2009
Stephen J. Lifshatz[6]	75,867	0	0	$1.50	6/1/2011
Stephen J. Lifshatz[6]	50,000	0	0	$1.56	7/22/2012
Stephen J. Lifshatz[6]	50,000	0	0	$1.84	10/15/2012
Stephen J. Lifshatz[6]	120,000	0	0	$9.82	11/21/2013
Stephen J. Lifshatz[6]	31,249	18,751	0	$5.79	2/16/2015
Stephen J. Lifshatz[6]	18,749	31,251	0	$7.05	2/15/2011
Stephen J. Lifshatz[6]	0	0	0	$0.00	2/16/2008	6,668
Stephen J. Lifshatz[6]	0	0	0	$0.00	2/16/2009	20,000
Stephen J. Lifshatz[6]	0	0	0	$0.00	2/15/2010	15,000
Stephen J. Lifshatz[6]	0	0	0	$0.00	2/15/2012	20,000
Stephen J. Lifshatz[6]	0	50,000	0	$5.74	2/15/2012

FOOTNOTES:

(1)	Options (other than the Performance Awards described in footnote 3 below) become exercisable over four years from date of grant, at the rate of 25% on the first anniversary and 12.5% on each six month anniversary thereafter.

(2)	Restricted Stock Awards (other than Performance Awards described in footnote 3 below) are subject to restrictions on disposition that lapse over two, three or four years from date of grant.

(3)	Performance Awards granted to Mr. Cowan that vest upon attainment of market-based performance conditions, none of which were attained in 2007.

(4)	Determined based on the Company’s closing stock price of $3.55 on December 31, 2007.

(5)	Mr. Muir joined Lionbridge on September 17, 2007 as Chief Financial Officer.

(6)	Mr. Lifshatz resigned as Chief Financial Officer and accordingly, as an Executive Officer, of the Company on August 24, 2007.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information for the Executive Officers on stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized, before payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Rory J. Cowan	65,197	$244,489	146,855	$734,037
Henri Broekmate	3,890	$13,463	19,471	$111,015
Satish Maripuri	0	$0	30,691	$178,163
Donald M. Muir[1]	0	$0	0	$0
Paula Shannon	0	$0	23,906	$136,663
Stephen J. Lifshatz[2]	0	$0	43,029	$249,683

FOOTNOTES:

(1)	Mr. Muir joined Lionbridge as Chief Financial Officer and Senior Vice President on September 17, 2007.

(2)	Mr. Lifshatz resigned as Chief Financial Officer and accordingly, as an Executive Officer, of the Company on August 24, 2007.

Potential Benefits Upon Termination or Change of Control

Potential Benefits upon Termination of Employment: Mr. Cowan, the Company’s Chief Executive Officer, entered into an Amended and Restated Employment Agreement with Lionbridge on September 19, 2006. If Mr. Cowan’s employment is terminated other than for cause, he is entitled to receive a severance payment equal to the sum of his annual base salary and variable compensation (determined based on the variable compensation paid for the prior year), plus a pro-rata portion of his variable compensation for the year during which termination occurs, as well as benefit continuation for one year. In addition, any unvested outstanding equity held by Mr. Cowan would be accelerated in full except for the Performance Awards. Assuming Mr. Cowan’s employment was terminated other than for cause on December 31, 2007, Mr. Cowan would have been entitled to a cash payment in the amount of $550,000, representing his base salary plus 2006 cash bonus, 2007 cash bonus of $160,000, and continuation of health and related welfare benefits for one year with a value of $13,628. The value of Mr. Cowan’s equity awards that would be accelerated upon such a termination of employment would be $1,021,807, assuming a price per share of $3.55, representing the closing price of Lionbridge common stock on December 31, 2007. Thus, Mr. Cowan’s total compensation if his employment with the Company were to have terminated on December 31, 2007 would have been $1,745,435, based on cash severance, the value of benefit continuation, and the value of the acceleration of equity awards.

Under the terms of Mr. Muir’s Offer Letter, if his employment is terminated without cause, he will receive base salary continuation payments for a period based on his length of service with Lionbridge. This time period ranges from a minimum of three months to a maximum of twelve months in the event Mr. Muir has been employed as Chief Financial Officer for one year or longer. Mr. Muir commenced employment with Lionbridge on September 17, 2007; therefore, if his employment were to have been terminated without cause on December 31, 2007, he would have been entitled to receive base salary continuation payments for a period of three months. Mr. Muir would also be entitled to receive health and welfare benefit continuation for the period during which he would be entitled to receive base salary continuation payment.

In January 2008, the Nominating and Compensation Committee modified the Company’s Severance Policy for Executive Officers to provide for cash payments equal to six months of base salary as of the date of termination without cause, and health and welfare benefit continuation for six months following date of termination without cause. Messrs. Broekmate and Maripuri, and Ms. Shannon, are covered by this Policy; Mr. Cowan’s severance benefits are governed by his Employment Agreement and Mr. Muir’s severance benefits are governed by his Offer Letter. Prior to this modification, the Severance Policy provided for cash payments equal to three months of base salary as of the date of termination without cause and health and welfare benefit continuation for three months following termination without cause.

Mr. Lifshatz, who served as Chief Financial Officer through August 2007 and remains as a Strategic Advisor to the Company, is not eligible for the benefits offered under the Severance Policy for Executive Officers and is not entitled to any severance benefits under the terms of his Transition Agreement or otherwise upon his departure from the Company for any reason.

We are not obligated to make any payment to these executives if their employment is terminated by us for cause or by the executive without cause. In addition, continuation of health and related medical benefits following termination without cause would be provided to Mr. Cowan pursuant to the terms of his employment agreement and the vesting of any unvested shares of restricted stock and stock options, other than the Performance Awards, would be accelerated. Continuation of health and welfare benefits following termination without cause would be provided to Messrs. Broekmate, Muir and Maripuri and Ms. Shannon, under the Company’s severance policy for Executive Officers, with values as set forth opposite each such executive’s name. Ms. Shannon does not receive medical benefits from the Corporation.

Assuming the employment of our Executive Officers other than Mr. Cowan were to be have been terminated without cause on December 31, 2007, the following individuals would be entitled to payments in the amounts set forth opposite their name in the table below:

Name	Cash Severance on Termination Not for Cause	Health and Related Welfare Benefits	Total [1]
Henri Broekmate	$60,000	$2,899	$62,899	[2]
Satish Maripuri	$75,000	$2,831	$77,831	[2]
Donald M. Muir	$75,000	$2,831	$77,831	[3]
Paula Shannon	$62,500	$2,585	$65,085	[2]

(1)	Base salary for three months for each of Mr. Broekmate, Mr. Maripuri, Mr. Muir and Ms. Shannon, respectively.

(2)	Reflects base salary and health and related welfare benefit continuation for a period of three months in accordance with the Company’s severance policy for executives in effect as of December 31, 2007.

(3)	Reflects base salary and related welfare benefit continuation for a period of three months in accordance with Mr. Muir’s Offer Letter.

Potential Benefits upon a Change of Control: Pursuant to the terms of Mr. Cowan’s Amended and Restated Employment Agreement, if his employment is terminated without cause or for good reason within six months prior to or two years following a change of control—a “double trigger”—he would receive a severance payment equal to twice the sum of his annual base salary and variable compensation (determined based on the variable compensation paid for the prior year), plus a pro-rata portion of his variable compensation for the year during which termination occurs, as well as benefit continuation for two years. In addition, all of his outstanding equity would be accelerated in full. Assuming a change of control was to have taken place on December 31, 2007, Mr. Cowan would have been entitled to a cash payment in the amount of $1,260,000, and continuation of health and related welfare benefits for two years with a value of $27,256. The value of Mr. Cowan’s equity awards that would be accelerated upon a change of control on December 31, 2007 would be $1,731,807, assuming a price per share of $3.55, representing the closing price of Lionbridge common stock on December 31, 2007. Mr. Cowan is also entitled to a partial gross up of any taxes attributable to Section 280G of the Internal Revenue Code. No gross up payment would be due Mr. Cowan assuming a change of control on December 31, 2007. Thus, Mr. Cowan’s total compensation if a change of control of the Company were to have taken place on December 31, 2007 would have been $3,019,063, based on cash severance, the value of benefit continuation, and the value of the acceleration of equity awards.

Under the terms of the 2006 Change of Control Plan, if the employment of any executive other than the Chief Executive Officer is terminated without cause or for good reason within 18 months of a change of control of Lionbridge (a “double trigger”), then the executive officer is entitled to severance benefits as follow: (a) a lump sum cash payment equal to 150% of the executive’s then current base salary and Target Variable Compensation for such year; (b) payment of a pro-rata portion of the executive’s Target Variable Compensation for the year of termination; and (c) continuance, at Lionbridge’s expense, of the executive’s health and related welfare benefits for a period of 18 months, following the executive’s termination. The Change of Control Plan also provides that, upon a change of control of Lionbridge, (i) 50% of any unvested stock options held by an executive officer shall vest and become immediately exercisable and (ii) the remaining 50% of the unvested stock options held by the Executive Officer will vest and become exercisable on the earlier of six months following the change of control or on the date such executive’s employment is terminated without cause or for good reason. Under the terms of Mr. Muir’s Offer Letter, if his employment is terminated without cause or for good reason within a specified period of time of a change of control of Lionbridge, he will receive base salary continuation payments for a period based on his length of service with Lionbridge. This time period ranges from a minimum of three months to a maximum of twelve months in the event Mr. Muir has been employed as Chief Financial Officer for one year or longer. Under the terms of the Company’s Severance Policy for Executive Officers, Mr. Muir would also be entitled to health and welfare benefit continuation during any such period. Mr. Muir commenced employment with Lionbridge on September 17, 2007; therefore, if his employment were to have been terminated without cause due to a change of control on December 31, 2007, he would have been entitled to receive severance benefits under the Change of Control Plan for a period of six months.

Assuming a change of control were to have taken place on December 31, 2007, each of the Executive Officers other than Mr. Cowan would have been entitled to the cash payment set forth on the table below, and the value of his or her equity awards that would be accelerated upon the change of control would have been that amount shown on the table below:

Name	Cash Severance on Change of Control	Value of Accelerated Equity	Health and Related Welfare Benefits	Total
Henri Broekmate	$546,500	$181,050	$17,391	$744,941
Satish Maripuri	$652,500	$319,564	$16,987	$989,051
Donald M. Muir[1]	$76,875	$213,000	$5,662	$295,537
Paula Shannon	$605,000	$209,159	$15,511	$829,670

(1)

Under the terms of Mr. Muir’s Offer Letter, if his employment is terminated without cause or for good reason within a specified period of time of a change of control of Lionbridge, he will receive base salary and benefit continuation payments for a period based on his length of service with Lionbridge. Amounts reported reflect base salary continuation payments for a period of six months, assuming a termination as of December 31, 2007.

Pension Benefits; Nonqualified Deferred Compensation

Lionbridge does not sponsor any qualified or non-qualified defined benefit plans or maintain any non-qualified defined contributions plans or other deferred compensation plans for employees.

Employee Benefit Plans

Our employees, including our Executive Officers, are entitled to various employee benefits. These benefits include the following: medical, vision and dental care plans; flexible spending accounts for healthcare and dependent care; life and disability insurance; a 401(k) plan; and paid time off.

401(k) Plan

Lionbridge offers all eligible U.S. employees participation in a 401(k) Plan administered by Fidelity. Under the Plan, employees are eligible to receive a matching contribution from Lionbridge for 100% of the employees’ contributions, up to $2,000, each year.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL 2007

Under the terms of the Non-Employee Director Compensation Plan, as amended in 2007, upon joining the Board, non-employee directors holding less than 1% of the Company’s Common Stock are granted an option to purchase 20,000 shares of the Company’s Common Stock under Lionbridge’s 1998 Stock Plan or 2005 Stock Incentive Plan. In addition, the non-employee directors also receive an annual option grant to purchase 10,000 shares of Common Stock under Lionbridge’s 1998 Stock Plan or 2005 Stock Incentive Plan, and an annual retainer payable in cash and through a restricted stock unit (RSU) in the aggregate amount of $50,000. The option grants and the RSU each vest over two years from the date of grant at the rate of 50% on each anniversary of grant date. In addition, directors serving on the Audit Committee receive an annual retainer of $5,000. The chairman of each of the Audit Committee and the Nominating and Compensation Committee receives an annual cash retainer of $15,000 and $10,000, respectively. Effective in 2008, the Lead Director receives an annual retainer of $15,000. Each director is reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee of the Board. Each Director may, at his option, defer all or a portion of his annual cash or equity retainer, and any committee retainer, in the Company’s Deferred Compensation Plan for Independent Directors. To date, no director has deferred any such compensation.

In accordance with this director compensation policy, on May 21, 2007, each of Messrs. Blechschmidt, de Chazal, Goodman, Kavanagh and Sheer received an annual option grant, at an exercise price of $6.06 per share, which was equal to the fair market value of Common Stock on the date of grant.

The following table and notes present the compensation earned by directors in fiscal year 2007.

Director Compensation in Fiscal Year 2007

Name	Year	Fees Earned or Paid in Cash ($)	Option Awards[1,2] ($)	Restricted Stock Unit Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Edward Blechschmidt	2007	$40,000	$22,301	$12,999	$0	$0	$0	$75,300
	2006	$37,500	$22,468	$0	$0	$0	$0	$59,968

Guy de Chazal	2007	$30,000	$22,285	$12,999	$0	$0	$0	$65,284
	2006	$34,000	$23,049	$0	$0	$0	$0	$57,049

Jeffrey Goodman	2007	$30,000	$28,713	$12,999	$0	$0	$0	$71,712
	2006	$30,000	$25,211	$0	$0	$0	$0	$55,211

Paul Kavanagh	2007	$25,000	$22,071	$12,999	$0	$0	$0	$60,070
	2006	$29,000	$20,871	$0	$0	$0	$0	$49,871

Claude Sheer	2007	$35,000	$22,071	$12,999	$0	$0	$0	$70,070
	2006	$36,000	$20,871	$0	$0	$0	$0	$56,871

FOOTNOTES:

(1)

These options represent the right to purchase shares of Common Stock at a fixed price per share (the fair market value of the shares of Common Stock underlying the options on the date of grant). The amounts included in the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R and may include amounts from stock options granted in and prior to 2007. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. For information on the valuation assumptions with respect to grants made prior to 2007 refer to Note 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. As of December 31, 2007, each director had the following number of options outstanding: Mr. Blechschmidt: 65,000 options; Mr. de Chazal: 65,000 options; Mr. Goodman: 50,000 options; Mr. Kavanagh: 41,500 options; and Mr. Sheer: 79,834 options.

(2)	On May 21, 2007, each non-management director was granted a stock option to purchase 10,000 shares of the Company’s common stock, at the exercise price of $6.06 per share, which was equal to the fair market value of the Common Stock on the date of grant. This option vests over two years. The grant date fair value of this option award under FAS 123R is $2.68. The assumptions used in the calculation of this amount are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. There can be no assurance that FAS 123R values will ever be realized. For information on the valuation assumptions with respect to grants made prior to 2007 refer to Note 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts included in the “Restricted Stock Unit Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R. Assumptions used in the calculations of these amounts are included in Note 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The restricted stock unit awards represent shares of Common Stock subject to restrictions that lapse on June 21, 2008. Messrs. Blechschmidt, deChazal, Goodman, Kavanagh and Sheer each received an award of 4,125 restricted stock units on May 21, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, during 2007, two (2) Executive Officers established written plans which provides for the automatic sale of a specified number of shares of Common Stock in accordance with the guidelines of the written plan. Mr. Broekmate’s plan provided for the sale of 7,500 shares each calendar quarter if the stock price is at or above $6.00 per share. Ms. Shannon’s plan provided for the sale up to 7,500 shares each calendar quarter in 2007, through sales of 5,000 shares if the stock price is at or above $7.00 per share but below $9.00 per share, and an additional 2,500 shares each calendar quarter if the stock price is at or above $9.00 per share.

In addition, the Company provides localization services to Boston Scientific Corporation, and Mr. Goodman, a director of the Company, also served as an officer of Boston Scientific Corporation during 2007, but has no direct or indirect interest in the services. Services are provided on standard terms and negotiated at arms’ length. During 2007, Lionbridge recognized approximately $5,000 of revenue in connection with these services.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Messrs. Blechschmidt (Chairman), de Chazal and Goodman, none of whom is an officer or employee of the Company. Each member of the Audit Committee is “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee has adopted a policy requiring that the provision of audit and permitted non-audit services by any outside auditor be approved in advance by the Committee.

The Audit Committee has reviewed the audited financial statements of the Company at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and has discussed them with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Codification on Statements on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence. Based on the above procedures, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully Submitted by the Audit Committee:

Edward A. Blechschmidt, Chairman

Guy L. de Chazal

Jeffrey H. Goodman

Ratification of Appointment of Independent Auditors

The Audit Committee is responsible for selecting Lionbridge’s independent auditors. The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent auditors for the 2008 fiscal year. Although shareholder approval for this appointment is not required, the Audit Committee and the Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain that firm.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in proxy material for Lionbridge’s 2009 Annual Meeting of Stockholders must be submitted to the Secretary of Lionbridge in writing and received at the executive offices of Lionbridge by December 1, 2008. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals and must satisfy the notice procedures for stockholder proposals set forth in the Lionbridge by-laws.

The Lionbridge by-laws require that for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice thereof, containing the information required by the Lionbridge by-laws, to the Secretary of Lionbridge. To be timely, a stockholder’s notice containing the information required by the Lionbridge by-laws must be delivered to the Secretary at the principal executive offices of Lionbridge at least 120 days, but not more than 150 days, prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or 60 days after such anniversary date or if no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, stockholders must give written notice not more than 90 days prior to such annual meeting and not less than the later of 60 days prior to such annual meeting and 10 days after Lionbridge makes the first public announcement of the date of such meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD AND THE COMPANY

Lionbridge stockholders are encouraged to communicate with the Company. The following communication options are available.

If you would like to receive information about Lionbridge, you may use one of the following methods:

1. Lionbridge’s Internet site, located at www.lionbridge.com, contains service and product offerings, news and other information. Lionbridge’s Investor Relations Web site, located at www.investors.lionbridge.com, contains company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and link to Lionbridge’s filings with the Securities and Exchange Commission. An online version of this proxy statement and of Lionbridge’s 2007 Annual Report to Stockholders, as well as all of Lionbridge’s filings with the Securities and Exchange Commission, are available through at http://investors.lionbridge.com.

2. To have information such as Lionbridge’s latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please call Lionbridge Investor Relations at (781) 434-6000, or send an email request to Investor_Relations@lionbridge.com.

If you would like to contact us, please call Lionbridge Investor Relations at (781) 434-6000, send an email request to Investor_Relations@lionbridge.com, or send correspondence to Lionbridge Technologies, Inc., Attn: Investor Relations, 1050 Winter Street, Waltham, MA 02451.

If you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

If you would like to contact the Board of Directors or any specific individual director, please send your correspondence to Lionbridge Technologies, Inc. Board of Directors, Attention: Corporate Secretary, 1050 Winter Street, Waltham, MA 02451.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Nominating and Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Stock Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as Lionbridge’s independent auditor for the years ended December 31, 2007 and 2006, and the Audit Committee has approved its reappointment as auditor for the year ended December 31, 2008.

The Board has not proposed that any formal action be taken at the Annual Meeting with respect to the engagement of PricewaterhouseCoopers LLP as Lionbridge’s independent auditor for the year ended December 31, 2008 because no action is required by the Company’s Second Amended and Restated Certificate of Incorporation, By-Laws or under Delaware law. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and be available to answer questions. They will have the opportunity to make a statement at the Annual Meeting if they desire.

In accordance with Section 10A(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 2-01 of Regulation S-X promulgated thereunder (“Rule 2-01”), the Audit Committee has pre-approved the engagement of PricewaterhouseCoopers LLP to perform all auditing services for the benefit of the Company, including the performance of any audit required by the Exchange Act and the rules promulgated thereunder.

The Audit Committee has adopted a policy and procedures which set forth the manner in which the Audit Committee will review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is retained.

Under the provisions of this policy, certain services including annual audit services, audit related services and income tax services are subject to the Audit Committee’s “general” pre-approval on an annual basis in advance of the year during which such services will be rendered. Certain other services, including tax planning services, services related to the preparation of statutory accounts and any other services are subject to specific pre-approval and engagement by the Audit Committee on a case by case basis. The Audit Committee has the discretion to delegate either type of pre-approval authority to its chairperson or other committee members.

Representatives of PricewaterhouseCoopers LLP participated in all meetings of the Audit Committee in 2007 that related to the review of quarterly and annual audited financial results. The Audit Committee pre-approves and reviews audit and non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by it for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. All of the fees described below were approved by the Audit Committee in 2007.

Audit Fees: Total fees for professional services rendered by PricewaterhouseCoopers LLP in connection with the audits of Lionbridge’s consolidated financial statements included in our Annual Reports on Form 10-K, reviews of Lionbridge’s consolidated financial statements included in our Quarterly Reports on Form 10-Q, and fees for services performed in connection with statutory and regulatory filings for the years ended December 31, 2007 and 2006 were $2,267,000 and $2,534,000, respectively.

The Audit Committee did not make use of the de minimus exception to pre-approval requirement contained in the Securities and Exchange Commission’s rules. All of the services described in this paragraph were pre-approved by the Audit Committee.

Audit-Related Fees: Total fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2007 and 2006 were $0 and $8,000, respectively. The Audit Committee did not make use of the de minimus exception to the pre-approval requirement contained in the Securities and Exchange Commission’s rules. All of the services described in this paragraph were pre-approved by the Audit Committee.

Tax Fees: Total fees for professional services rendered by PricewaterhouseCoopers LLP in connection with tax compliance and advisory services for the years ended December 31, 2007 and 2006 were $138,000 and $178,000, respectively. These fees include professional services provided in connection with international tax planning and advisory services. The Audit Committee did not make use of the de minimus exception to the pre-approval requirement contained in the Securities and Exchange Commission’s rules. All of the services described in this paragraph were pre-approved by the Audit Committee.

All Other Fees: There were fees of $2,000 related to an accounting software license for each of the years ended December 31, 2007 and 2006.

The Company’s Audit Committee has determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or e-mail. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company also may be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist in soliciting proxies. If the Company does so, it will pay such firm’s customary fees and expenses.

The contents of and the sending of this Proxy Statement have been unanimously approved by the Board of Directors of the Company.

APPENDIX A

PROXY

[FRONT SIDE OF PROXY CARD]

Lionbridge Technologies, Inc.

1050 Winter Street

Waltham, Massachusetts 02451

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Rory J. Cowan, Donald M. Muir and Margaret A. Shukur, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Lionbridge Technologies, Inc., a Delaware corporation (“Lionbridge”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Lionbridge to be held on Thursday, May 29, 2008, at 2:00 P.M. (Eastern Standard Time) at 1050 Winter Street, Suite 2300, Waltham, Massachusetts 02451 (the “Annual Meeting”).

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment thereof.

[Continued and to be dated and signed on reverse side]

SEE REVERSE SIDE	SEE REVERSE SIDE

[REVERSE SIDE OF PROXY CARD]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 and 2.

1.	To elect two members of the Board of Directors for a three-year term as Class III Directors consisting of the foregoing nominees.

Nominees: Rory J. Cowan and Paul A. Kavanagh

☐ FOR ☐ WITHHOLD AUTHORITY

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below. (To vote or withhold authority for all nominees, see below.)

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Lionbridge’s independent auditors for the fiscal year ending December 31, 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE

OR COMMENT AND NOTE AT RIGHT   ☐

The Lionbridge Board of Directors recommends that you vote FOR each of the proposals.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

The signature on this proxy should correspond exactly with stockholder’s name as printed hereon. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Trustee, Administrator or Guardian should give their full title. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signature is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	, 2008

Signature:	Date:	, 2008